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                                                                    Exhibit 99.1

                   WARRIOR ENERGY FILES REGISTRATION STATEMENT

Columbus, Mississippi, February 13, 2006--Warrior Energy Services Corporation (formerly, Black Warrior Wireline Corporation, the "Company") today announced the filing of a registration statement on Form S-1 for the sale of up to $172.5 million of common stock by the Company and selling securityholders. The Company expects to use the proceeds it receives from the offering to simplify its capital structure by repurchasing outstanding derivative securities and to reduce debt.
Raymond James & Associates, Inc., Simmons & Company International and Johnson Rice & Company L.L.C. will be acting as underwriters in this offering. When available, a preliminary prospectus relating to these securities may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716. The Company is a natural gas and oil well services company that provides cased-hole wireline and well intervention services to E&P companies. The Company has applied to list the common stock on the Nasdaq National Market under the symbol "WARR". The current trading symbol for the common stock on the over-the-counter market is "WGSV".
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
Statements regarding expected use of proceeds, listing on the Nasdaq National Market and other aspects of the offering, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to general market conditions, market conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
Contact:
Robert J. McNally
Executive Vice President
Telephone: (662) 329-1047
Fax: (662) 329-1089


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